—Original Message—
From: dale fuller [mailto:dale.l.fuller@gmail.com]
Sent: Tuesday, August 12, 2008 12:04 PM
To: Doug Barnett; Dale Fuller; John Mutch; Michael Clair; Rick Noling
Cc: Tim Chu; Blawie, Elias J.
Subject: My resignation letter from the BOD of PTEC

Gentlemen,

I resign, my reasons are that;

I strongly disagree with the current direction that management and the
Chairman of the board (COB) is taking with regards to the company. I hope in writing this letter and resigning will be the wake up call for management of the company and COB to the fact that the company has lots of value and they should be focused on building long term shareholder value. They should not be selling it away by purchasing a portfolio of companies that have very little in the way of strategic, tactical or operational value except in a press release, with some smoke, mirrors and wastes shareholders money in an attempt to make the company look desirable.

The ongoing lack of healthily debate and respect for the BOD by management with complicit help from the current COB to force through disagreements when the whole BOD is neither present or in agreement, thus taking advantage of a legal but I would classified immoral breach of respect and civility, is not acceptable to me and removes what I believe are the key mandates of the BOD has which is oversight and protection of shareholder value.

The current direction is fraught with risk and I strongly encourage the Chairman to step up to the plate and leave personal alliances with management aside and do the right things for shareholders or the outcome could result in disastrous results to the financials and corporate governance of the company.

and,

Over the last months I have lost respect and trust with management that they have or they will do the right things, again my hope is that my resigning from the BOD will be the wake up call that will bring this company back from what I believe is the edge of disaster and/ or the path currently it is marching on.

When the BOD first hired this management team and I started, we start out with this turn around by executing the blocking, tackling and achieved a very good and predictable outcome in restored value of the company, but as the company has moved into the growth phase I sense this team is lacking in areas that require more discipline, experience and oversight, they neither want nor desire from the BOD.

Dale L. Fuller